Exhibit 99.1 Earnings Release of January 25, 2007

HENNESSY ADVISORS, INC. QUARTERLY EARNINGS INCREASE 26%

Novato, CA – January 25, 2007 – Hennessy Advisors, Inc. (OTCBB:HNNA) Chief Executive Officer and President, Neil Hennessy, today announced fully diluted earnings per share for Hennessy Advisors, Inc. of $0.29 for the three months ended December 31, 2006, up from $0.23 in the prior comparable period, an increase of over 26%. Growth in income is primarily attributable to increased mutual fund assets under management. Total mutual fund assets increased by 11%, growing to $2.03 billion at December 31, 2006, compared to $1.83 billion at December 31, 2005. For the three months ended December 31, 2006, income increased almost 27% and revenue grew at more than 19%, compared to the prior comparable period.

“We are pleased to deliver another strong increase in quarterly earnings to our shareholders,” said Mr. Hennessy. “Our primary objective remains to grow our assets under management, and we are committed to managing the company in the best interest of our shareholders,” he added.

Hennessy Advisors, Inc.

Financial Highlights

Period to Period

	Three Months Ended
First Quarter	Dec. 31, 2006	Dec. 31, 2005	$ Change	% Change
Total Revenue	$4,386,913	$3,683,100	$703,813	19.1%
Net Income	$1,134,713	$895,027	$239,686	26.8%
Earnings per share diluted	$0.29	$0.23	$0.06	26.1%
Weighted Average number of shares outstanding	3,957,044	3,873,741	83,303	2.2%

At Period Ending Date	Dec. 31, 2006	Dec. 31, 2005	$ Change	% Change
Mutual Fund Assets Under Management	$2,032,735,914	$1,831,992,622	$200,743,292	11.0%

Hennessy Advisors, Inc., located in Novato, CA, is a publicly traded investment advisor to six no-load mutual funds. Hennessy Advisors, Inc. is committed to their time-tested, quantitative stock selection formulas and disciplined money management approach.

Supplemental Information

Nothing in this section shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.